EXHIBIT 4.5

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE

AGREEMENT OF RESIGNATION, APPOINTMENT AND ACCEPTANCE (the "Instrument") dated as of August 7, 2008, among Ministry Partners Investment Corporation, a corporation duly organized and existing under the laws of the State of California, having its principal office at 955 West Imperial Highway, Brea, California 92821 (the "Company"), King Trust Company, N.A., a trust company duly organized and existing under the laws of the United States of America, having its principal corporate trust office at 8050 Spring Arbor Road, Spring Arbor, Michigan 49283 (the "Resigning Trustee"), and U.S. Bank National Association, duly organized and existing under the laws of the United States of America having a corporate trust office at 633 West Fifth Street, 24th Floor, Los Angeles, California 90071, Attention: Corporate Trust Services (the "Successor Trustee").

RECITALS

There are presently issued and outstanding $35,541,426.29 of the Company's Alpha Class Notes (the "Securities"), under the Alpha Class Notes Loan And Trust Agreement dated as of April 20, 2005, as supplemented by a Supplemental Agreement Without Consent of Holders to Loan and Trust Agreement dated June 22, 2007, (the "Indenture") between the Company, the Resigning Trustee, and the holders of the Securities (the "Holders").

The Resigning Trustee and the Company have agreed to the Resigning Trustee's resignation as Trustee under the Indenture; the Company wishes to appoint the Successor Trustee to succeed the Resigning Trustee as Trustee under the Indenture; and the Successor Trustee wishes to accept appointment as Trustee under the Indenture.

NOW THEREFORE, the Company, the Resigning Trustee and the Successor Trustee agree as follows:

ARTICLE ONE
THE RESIGNING TRUSTEE

Section 1.01. Pursuant to Section 7.01(b) of the Indenture, the Resigning Trustee hereby gives notice to the Company of its resignation as Trustee, effective as of the date of the due appointment of the Successor Trustee by a Majority in Interest of the Holders as required by Section 7.01(b) of the Indenture (the "Resignation Date"), and the Company hereby waives any additional requirement as to notice under the Indenture.

Section 1.02. The Resigning Trustee hereby represents and warrants to the Successor Trustee (without having conducted any investigation or inquiry) that as of the date hereof:

(a)  To the best knowledge of the trust officers of the Resigning Trustee (its "Responsible Officers"), no "Event of Default" (as defined in the Indenture) and no event which, after notice or lapse of time or both, would become an Event of Default, has occurred and is continuing under the Indenture;

(b)  No covenant or condition contained in the Indenture has been waived by the Resigning Trustee or, to the best knowledge of the Responsible Officers, by the Holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver; and

(c)  To the best knowledge of the Responsible Officers of the Resigning Trustee, there is no action, suit, or proceeding pending or threatened against the Resigning Trustee before any court or government authority arising out of any action or omission by the Resigning Trustee as Trustee under the Indenture to which the Trustee has been named as a party.

Section 1.03. Promptly after the Resignation Date, the Resigning Trustee will furnish to the Successor Trustee originals of all documents relating to the trust created by the Indenture in its possession and all recorded information in its possession relating to the administration and status thereof, provided that the Resigning Trustee may retain copies thereof and provided further that the Successor Trustee will make available to the Resigning Trustee as promptly as practicable following the request of the Resigning Trustee any such original documents which the Resigning Trustee may need to defend against any action, suit, or proceeding instituted or threatened against the Resigning Trustee and Trustee under the Indenture or which the Resigning Trustee may need for any other proper purposes.

Section 1.04. Effective as of the Resignation Date, the Resigning Trustee hereby assigns, transfers, and delivers to the Successor Trustee as is and without recourse all right, title, and interest of the Resigning Trustee in and to the trusts under the Indenture and all the rights, powers, and duties of the Trustee under the Indenture. The Resigning Trustee shall execute and deliver such further instruments as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, trusts, and powers hereby assigned, transferred, and delivered to the Successor Trustee, all at the expense of the Company.

ARTICLE TWO
THE COMPANY

Section 2.01. The Company represents and warrants that the Officers' Certificates and Opinion of Counsel have been prepared in accordance with the requirements of Sections 3.11 and 3.12 of the Indenture.

(a)  Annexed hereto as Exhibit A is a Certificate wherein the Secretary or Assistant Secretary of the Company attests to the execution of this Instrument by the Company and certifies that the Board of Directors or a duly authorized Committee thereof has approved of and authorized (and such approval and authorization is in full force and effect on the date hereof) certain officers of the Company to (a) accept the Resigning Trustee's resignation as Trustee under the Indenture; (b) appoint the Successor Trustee as Trustee under the Indenture; and (c) execute and deliver such agreements and other instruments as may be necessary or desirable to effectuate the succession of the Successor Trustee as Trustee under the Indenture.

(b)  Annexed hereto as Exhibit B is an Officers' Certificate stating that, in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the resignation by Resigning Trustee and the appointment of and acceptance by Successor Trustee have been complied with other than the due appointment of the Successor Trustee by a Majority in Interest of the Holders as required by Section 7.01(b) of the Indenture; and

(c)  Annexed here to as Exhibit C is an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with other than the due appointment of the Successor Trustee by a Majority in Interest of the Holders as required by Section 7.01(b) of the Indenture.

Section 2.02. The Company hereby accepts the resignation of the Resigning Trustee and appoints the Successor Trustee as Trustee under the Indenture and confirms to and vests in the Successor Trustee all rights, powers, trusts and duties of the Trustee under the Indenture. The Company shall execute and deliver such further instruments and shall do such other things as the Successor Trustee may reasonably require so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, powers, trusts and duties hereby assigned, transferred, delivered, and confirmed to the Successor Trustee.

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Section 2.03. Promptly after the execution and delivery of this Instrument, the Company shall submit, substantially in the form annexed hereto marked Exhibit D, the appointment and substitution of the Successor Trustee under the Indenture to the Holders for their approval by a Majority in Interest of the Holders as required under Section 7.01(b) of the Indenture.  Within one Business Day after receipt of such approval, the Company shall deliver to the Resigning Trustee and the Successor Trustee (a) an Officers' Certificate stating (i) the date upon which the appointment and substitution of the Successor Trustee under the Indenture has been duly approved by a Majority in Interest of the Holders, (ii) that such date shall be deemed the "Resignation Date" under this Instrument, and (iii) that, in the opinion of the signers, all conditions precedent, if any, provided for in the Indenture relating to the due appointment of the Successor Trustee by a Majority in Interest of the Holders have been complied with as of such Resignation Date; and (b) an Opinion of Counsel stating that, in the opinion of such counsel, all such conditions precedent have been complied with as of such Resignation Date. The Officer's Certificate and Opinion of Counsel shall be prepared in accordance with the requirements of Sections 3.11 and 3.12 of the Indenture.

Section 2.04. Within five Business Days after the Resignation Date, the Company shall cause notice of the resignation of the Resigning Trustee and the due appointment of the Successor Trustee by a Majority in Interest of the Holders to be mailed by first-class mail, postage prepaid, to the Holders. Each notice shall include the name of the Successor Trustee and the address of the Successor Trustee. For the purposes of this Agreement, "Business Day" means any day except a Saturday or Sunday or a day which is a federal or state designated legal holiday.

Section 2.05. The Company hereby represents and warrants to the Successor Trustee and the Resigning Trustee that:

(a)  It is a duly incorporated and existing corporation in good standing under the laws of the State of California and has full power to execute and deliver this Instrument;

(b)  This Instrument has been duly and validly authorized, executed, and delivered by the Company and constitutes a legal, valid, and binding obligation of the Company;

(c)  The Securities have been duly registered under the Securities Act of 1933, as amended, and such registration has become effective; the Indenture complies with the Trust Indenture Act of 1939, as amended, and has been duly qualified thereunder and is a legal, valid, and binding obligation of the Company;

(d)  The Company has performed or fulfilled each covenant, agreement, and condition on its part to be performed or fulfilled under the Indenture;

(e)  No event has occurred which is, or upon notice or passage of time, or both, would become, an Event of Default under the Indenture;

(f)  The Company currently serves, and since the date of the Indenture has served, as the exclusive paying agent and registrar for the Securities; and

(g)  The Company will continue to perform the obligations undertaken by it under the Indenture.

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ARTICLE THREE
THE SUCCESSOR TRUSTEE

Section 3.01. The Successor Trustee hereby represents and warrants to the Resigning Trustee and to the Company that the Successor Trustee is qualified and eligible under Article III of the Indenture and under the provisions of Section 310 of the Trust Indenture Act of 1939, as amended, to act as Trustee under the Indenture.

Section 3.02. Effective as of the Resignation Date, the Successor Trustee hereby accepts its appointment as Trustee under the Indenture and shall hereby be vested with all the authority, rights, powers, trusts, immunities, duties, and obligations of the Trustee under the Indenture and shall undertake any transfers, assignments, deliveries, recordings, continuations, filings, and other steps necessary to effectuate its appointment and duties as Trustee, all as contemplated by Section 1.03.

Section 3.03. Pursuant to Section 11.02 of the Indenture, any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Indenture to be made upon, given or furnished to, given, delivered or filed with the Trustee by any Holder or by the Company shall be given in writing to the Successor Trustee at 633 West Fifth Street, 24th Floor, Los Angeles, California 90071, Attention: Corporate Trust Services.

ARTICLE FOUR
MISCELLANEOUS

Section 4.01. Except as otherwise expressly provided or unless the context otherwise requires, all terms used herein which are defined in the Indenture shall have the meanings assigned to them in the Indenture. Unless otherwise expressly stated, each reference to a section or paragraph shall refer to the corresponding section or paragraph of this Agreement.

Section 4.02. This Instrument shall be binding and effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto. The resignations, appointments, and acceptances effected hereby shall be effective as of the close of business on the Resignation Date.

Section 4.03. Notwithstanding the resignation of the Resigning Trustee effected hereby, the Company shall remain obligated under the Indenture, including under Section 3.06 of the Indenture, to compensate, reimburse, and indemnify the Resigning Trustee in connection with its trusteeship and any agencies under the Indenture and any related financing documents.

Section 4.04. This Instrument shall be governed by and construed in accordance with the laws of the State of California.

Section 4.05. This Instrument may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

Section 4.06. There shall be no third-party beneficiaries of this Instrument.

Section 4.07. Effective as of the Resignation Date, this Instrument shall be deemed an instrument of acceptance by a successor trustee duly appointed by a Majority in Interest of the Holders in accordance with Section 7.01(b) of the Indenture.

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IN WITNESS WHEREOF, the parties hereby have caused this Agreement of Resignation, Appointment and Acceptance to be duly executed all as of the date and year first above written.

MINISTRY PARTNERS INVESTMENT CORPORATION

By:	/s/ Billy M. Dodson
Billy M. Dodson, President

RESIGNING TRUSTEE
KING TRUST COMPANY, N.A.

By:	/s/ Mark Olson
Mark Olson, President

SUCCESSOR TRUSTEE
U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Fonda Hall
Fonda Hall, Vice President

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CERTIFICATE OF THE ASSISTANT SECRETARY
OF
MINISTRY PARTNERS INVESTMENT CORPORATION

The undersigned, the Assistant Secretary of Ministry Partners Investment Corporation (the "Company"), for the purposes of supporting the resignation of King Trust Company, N.A. ("King Trust"), as Trustee under the Loan and Trust Agreement effective April 20, 2005 by and between the Company, King Trust and the holders of the Alpha Class Notes issued thereunder (the "Indenture"), hereby certifies that:

1.           This Certificate is being delivered in connection with the Company's notice and delivery to King Trust of the Agreement of Resignation, Appointment and Acceptance by and between the Company, King Trust, as Resigning Trustee, and U.S. Bank National Association, as Successor Trustee, dated on even date herewith (the "Resignation Agreement").  This Certificate is provided pursuant to Section 3.11 and Section 3.12 in support of the Resignation Agreement of the Indenture which provides for and effects the resignation of King Trust as Trustee and the appointment of U.S. Bank National Association as Successor Trustee under the Indenture.

2.           The execution of the Resignation Agreement has been duly approved and authorized by the Company's board of directors, and such approval and authorization is in full force and effect on the date hereof and as part of such approval and authorization, the Company's board of directors has authorized the Company's president, secretary, chief financial officer and assistant secretary to (a) accept the King Trust's resignation as Trustee under the Indenture; (b) appoint the Successor Trustee as Trustee under the Indenture; (c) execute and deliver such agreements and other instruments and to file such documents with the Securities and Exchange Commission as may be necessary or desirable to effectuate the resignation of King Trust and the appointment of U.S. Bank as Successor Trustee under the Indenture subject to the terms and conditions of the Indenture in accordance with the terms and conditions of the Resignation Agreement; and (d) solicit and obtain the approval of a Majority in Interest of the Holders of the Alpha Class Notes.

3.           Nothing has come to the undersigned's attention which would cause the undersigned to believe that any past activity or inactivity by King Trust in reliance on this Certificate would be grossly negligent, negligent, not in good faith or otherwise cause the Trustee not to be entitled to indemnification pursuant to Section 3.06(c) of the Indenture.  The undersigned is making his certificate on behalf of and intends it to be binding upon the Company.

IN WITNESS WHEREOF, this Certificate is dated August 7, 2008.

/s/ Billy M. Dodson Billy M. Dodson Assistant Secretary

EXHIBIT A

CERTIFICATE OF THE PRESIDENT
OF
MINISTRY PARTNERS INVESTMENT CORPORATION

The undersigned, the President of Ministry Partners Investment Corporation (the "Company"), for the purposes of supporting the resignation of King Trust Company, N.A. ("King Trust"), as Trustee under the Loan and Trust Agreement effective April 20, 2005 by and between the Company, King Trust and the holders of the Alpha Class Notes issued thereunder (the "Indenture"), hereby certifies that:

1.           This Certificate is being delivered in connection with the Company's notice and delivery to King Trust of the Agreement of Resignation, Appointment and Acceptance by and between the Company, King Trust, as Resigning Trustee, and U.S. Bank National Association, as Successor Trustee, dated on even date herewith (the Resignation Agreement).  This Certificate is provided pursuant to Section 3.11 and Section 3.12 of the Indenture in support of the Resignation Agreement which provides for and effects the resignation of King Trust as Trustee and the appointment of U.S. Bank National Association as Successor Trustee under the Indenture.

2.           In the opinion of the undersigned, all conditions precedent, if any, provided for in the Indenture relating to the resignation by Resigning Trustee and the appointment of and acceptance by Successor Trustee have been complied with other than the due appointment of the Successor Trustee after the approval thereof by Majority in Interest of the Holders as required by Section 7.01(b) of the Indenture.

3.           Nothing has come to the undersigned's attention which would cause the undersigned to believe that any past activity or inactivity by King Trust in reliance on this Certificate would be grossly negligent, negligent, not in good faith or otherwise cause the Trustee not to be entitled to indemnification pursuant to Section 3.06(c) of the Indenture.  The undersigned is making his certificate on behalf of and intends it to be binding upon the Company.

IN WITNESS WHEREOF, this Certificate is dated August 7, 2008.

/s/ Billy M. Dodson Billy M. Dodson President

EXHIBIT B

August 7, 2008

King Trust Company, N.A.
8050 Spring Arbor Road
P.O. Box 580
Spring Arbor, Michigan 49283

Re:	Ministry Partners Investment Corporation Alpha Class Notes Indenture Trustee Resignation

Ladies and Gentlemen:

We are delivering this letter to you on behalf of Ministry Partners Investment Corporation (the "Company") in connection with the resignation of King Trust Company, N.A. ("King Trust") as Trustee under the Loan and Trust Agreement effective April 20, 2005 by and between the Company, you as Trustee, and the Holders of the Alpha Class Notes issued thereunder (the "Indenture").  King Trust will resign as Trustee under the Indenture, pursuant to the Agreement of Resignation Appointment and Acceptance by and between the Company, King Trust and U.S. Bank National Association as Successor Trustee (the "Resignation Agreement").

This letter is to serve as our opinion within the meaning of Article III, Section 3.11(b) and Section 3.12 of the Indenture.  This letter is delivered to and may be relied upon by you pursuant to the Trust Indenture Act of 1939 (the "TIA"), including Sections 3.14(a)(4) and 3.14(c) thereof.

We have examined such documents, certificates, orders and proceedings and made such investigation as we deemed necessary to or appropriate in order to give our opinions herein.  The nature and scope of our examination and investigation upon which our opinions herein are based includes our review of (a) the current Articles of Incorporation and Bylaws of the Company, (b) the resolutions of the Board of Directors authorizing the Company's execution and delivery of the Resignation Agreement, (c) the Resignation Agreement, (d) the procedures and practices employed by the Company in issuing Notes under the Indenture and maintaining its books and records with respect thereto, (e) the Indenture, including the exhibits thereto and the conditions precedent to the resignation of the Trustee and the appointment of a Successor Trustee, (f) the Company's Form S-1/A and Schedule 14(c) Information Statement filings with the U.S. Securities and Exchange Commission, and (g) the Consent Procedure by which the Consents obtained from the Holders of the Alpha Class Notes constituting a Majority in Interest approving the Resignation Agreement were obtained.  In our opinion, our foregoing examinations and investigation is sufficient to enable us to express informed opinions herein.

EXHIBIT C-1

It is our opinion that all such conditions precedent have been complied with other than the due appointment of the Successor Trustee by a Majority in Interest of the Holders as required by Section 7.01(b) of the Indenture.

We have provided legal consultation to the Company as referenced in the Certificate of President and the Certificate of the Assistant Secretary of even date herewith.

Nothing has come to our attention which would cause us to believe that any action or inaction by King Trust, including its execution and delivery of the Resignation Agreement and performance thereunder, in reliance on this letter would be grossly negligent, negligent, not in good faith or otherwise cause you not to be entitled to indemnification pursuant to Section 3.06(c) of the Indenture or under the Resignation Agreement.

/s/ Bruce J. Rushall
BRUCE J. RUSHALL
For the Firm of
Rushall & McGeever, APC

EXHIBIT C-2

CONSENT FORM

Please fill in box(es) as shown using black or blue ink or number 2 pencil.   :
PLEASE DO NOT USE FINE POINT PENS.

To avoid the additional expense of further solicitation, we strongly urge you to review, complete and return your Consent Form as soon as possible. Your vote is important regardless of the number or amount of Alpha Class Notes you own. If you return your Consent Form via facsimile or e-mail, you do not need to return your Consent Form by other means.

THIS CONSENT FORM IS VALID ONLY WHEN SIGNED AND DATED.

THE BOARD OF DIRECTORS/TRUSTEES RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL:

	FOR	AGAINST	ABSTAIN
To approve the admission of U.S. Bank National Association as Successor Trustee under the Indenture for the Alpha Class Notes in accordance with the terms and conditions of the Supplemental Agreement.	☐	☐	☐

By dating and executing this Consent Form, you are voting each Alpha Class Note owned by you on the Record Date, August 1, 2008, as you have selected above.

PLEASE SIGN AND DATE BELOW

Date:	August ____, 2008

By:
Please use name as it appears on your Note

Print Name

EXHIBIT D